Exhibit p.22

STRICTLY PRIVATE AND CONFIDENTIAL

G10 CAPITAL LIMITED

CODE OF ETHICS

June 2020

136 Buckingham Palace Road | London SW1W 9SA | United Kingdom | Telephone: 44-203-696-1302

This Code of Ethics (“Code”) is the property of G10 Capital Limited (referred to herein as, the “Company” or the “Firm”) and must be returned to the Company if your employment or association with the Company is terminated for any reason. The contents of this Code are strictly private and confidential and should not be revealed to any third parties without permission

TABLE OF CONTENTS

A.	Introduction	1
1.	Purpose	1
2.	Condition of Employment or Service with the Company	2
3.	Administration of Code	2
4.	Reporting of Violations	3
5.	Whistleblower Protection	3
6.	Recordkeeping Requirements	3
7.	Key Terms and Definitions	4
B.	Standards of Conduct	6
1.	Company Conduct	6
2.	Employee Conduct	6
C.	Prohibition against Insider Trading	7
1.	Company Policy	7
2.	Explanation of Insider Trading	7
3.	Compliance Procedures	9
D.	Personal Securities Transactions	11
1.	General	11
2.	Pre-Clearance Procedures	11
3.	Good Until Canceled and Limit Orders	12
4.	Derivatives	12
5.	Short Sales	12
6.	Competing with Client Trades	12
7.	Fifteen-Day Blackout Rule	13
8.	Recommendations	13
9.	Restricted List	13
10.	Participation in IPOs and Secondary Offerings	13
11.	Private Placements and Limited Offerings	14
12.	Reportable Personal Accounts	14
13.	Reporting Requirements of Access Persons	14
14.	Exceptions from Reporting Requirements of Access Persons	15
15.	Review	16
E.	Political Contributions	17
1.	Company Contributions	17
2.	Foreign Corrupt Practices Act	17
3.	Pay-to-Play	17
F.	Conflicts of Interest	20
1.	General	20
2.	Investment Conflicts	20
3.	Outside Activities of Employees	20
4.	Gifts and Entertainment	21

PRIVATE AND CONFIDENTIAL	ii

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A.	Introduction

1.	Purpose

G10 Capital Limited (the “Company” or “Firm”) maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”). In particular, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Section 204A under the Investment Advisers Act of 1940, as amended (the “Advisers Act” and together with the 1940 Act, the “Rules”), requires the Company to adopt a written code of ethics containing provisions reasonably necessary to prevent an “Access Person”1 from engaging in any act, practice or course of business prohibited by the Rules. This Code of Ethics (the “Code”) applies to each employee, partner, officer and director of the Company, as well as other persons under the supervision and control of the Company, including interns, temporary or contract workers (each, an “Employee”). 2,3

This Code is predicated on the principle that the Company owes a fiduciary duty to all of its advisory clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the client and to always place the client’s interests first and foremost. Accordingly, the Company’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of the Company’s advisory clients. The Company’s advisory clients are each, a “Client” and collectively, the “Clients”.

In addition, this Code has been adopted to ensure that Employees who have knowledge of Client transactions will not be able to act thereon to the disadvantage of the Company or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such Employee and to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or its Clients, or otherwise take unfair advantage of the Company or its Clients. Furthermore, the purpose of this Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of Client transactions and investment intentions of the Company and its Clients may abuse their fiduciary duty to the Clients of the Company, and otherwise to deal with the types of conflict of interest situations addressed by the Rules, including establishing procedures that, taking into consideration the nature of the Company’s business, are reasonably designed to prevent misuse of material non-public information in violation of the U.S. federal securities laws4 by persons associated with the Company.

The Code does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code to the attention of the Chief Compliance Officer of the Company (the “CCO”). Any questions regarding the Company’s Code should be directed to the CCO. Please see herein, Section A.4. “Reporting of Violations” for more information.

[1]	The term “Access Person” is defined herein below under Section A.7.i. of this Code.
[2]	This Code comprised of policies and procedures that are primarily designed to address Rule 17j-1 under the Investment Company Act.
[3]

The Company and Bayforest Capital Limited (“Bayforest”) together serve as a sub-adviser to the Blackstone Alternative Multi-Strategy Fund. The Code has been adopted by Bayforest in the context as an Employee of the Company and a sub-adviser to Investment Companies under Rule 17j-1 of the Investment Company Act of 1940.

[4]

The term “federal securities laws” refers to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the U.S. Department of the Treasury, and any amendments to the above mentioned statutes.

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2.	Condition of Employment or Service with the Company

This Code applies to each Employee of the Company. Employees shall read and understand this Code and uphold the standards of the Code in their day-to-day activities at the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office). Accordingly, before or promptly after an Employee is hired or otherwise becomes associated with the Company, he or she will be provided with a copy of this Code. Promptly after receipt, each such Employee is required to submit to the CCO or appointed designee a written or electronic acknowledgement in the form of Exhibit A, in which the Employee must acknowledge and certify that he or she has received, reviewed, understands and shall comply, and continue to comply with this Code. Additionally, each Employee will be provided with a copy of any material amendment(s) to this Code and will be required to complete and execute an acknowledgment in the form of Exhibit A, with respect to such amendment. On at least an annual basis, each Employee must submit to the CCO or designees a written or electronic acknowledgment in the form of Exhibit A, stating among other things, that such person has received and reviewed any amendments to the Code and that such person has complied and will continue to comply with all applicable policies and procedures contained in the Code.

3.	Administration of Code

The CCO of the Company is responsible for the general administration of the policies and procedures set forth in this Code. The CCO shall review all reports submitted pursuant to this Code, answer questions regarding the policies and procedures set forth in the Code, update this Code as required from time to time, and arrange for appropriate records to be maintained, including copies of all reports submitted under this Code. The CCO shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews, and reporting as may be deemed appropriate by the CCO. Furthermore, the CCO is responsible for the periodic, but at least annual, review of the policies and procedures set forth in this Code for adequacy and effectiveness of implementation.5

In connection with maintaining the Company’s compliance program, the Company has retained Blue River Partners, LLC (“Blue River”), a third-party service provider, to assist in the day-to-day administration of its operations and these policies and procedures, including updating these policies and procedures and further developing the testing of these policies and procedures, as well as coordinating an annual review of the Company’s compliance program. To facilitate compliance reporting and documentation, Blue River hosts an online compliance reporting tool, “My Compliance Office” sponsored by the vendor TerraNua (the “Compliance Portal”).

[5]

Note: The CCO may designate certain individuals to administer compliance policies and procedures contained within this Code (“designees”). Designees may include both third-party service providers as well as individuals within the Company.

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4.	Reporting of Violations

It is the policy of the Company that any violation or suspected violation of applicable federal securities laws or of this Code shall be immediately reported to the CCO. An Employee must not conduct individual investigations, unless authorized to do so by the CCO. If an Employee in good faith raises an issue regarding a possible violation of federal securities law, regulation or Company policy or any suspected illegal or unethical behavior, the Company will strive to keep confidential the identity of any such Employee. Complete confidentiality may not be possible in every case, however, where investigation and regulatory reporting may be required. Nonetheless, the Company will not permit retribution, harassment or intimidation of any Employee who in good faith makes any such report. To aid reporting, the Company has adopted the compliance concern reporting and certification form attached hereto as Exhibit B which all Employees must complete and submit to the CCO quarterly via the online Compliance Portal. In the event that the CCO determines that a violation of law has occurred or is likely, the Company will conduct an internal investigation which it will attempt to complete within sixty (60) days following the report by such Employee. Possible Employee sanctions for violations include, without limitation, letters of censure, suspension, termination of employment or such other course of action as may be appropriate under the circumstances.

The CCO will maintain a record of all material breaches of the policies detailed in this Code, as well as the findings of any internal investigations conducted.

5.	Whistleblower Protection

For the avoidance of doubt, nothing in this Code, is designed to prevent or impede an Employee from acting in accordance with applicable federal or state whistleblower statutes, including but not limited to Section 21F(h)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 21F-2 and 21F-17 thereunder. Furthermore, it is the Company’s policy that no Employee who submits a complaint made in good faith or reports a violation to a regulatory or law enforcement authority will experience retaliation or any penalty whatsoever.

6.	Recordkeeping Requirements

The Company shall maintain and preserve the following records in an easily accessible place:

•	a copy of this Code (and any prior Code of Ethics that was in effect at any time during the past five (5) years) for a period of five (5) years;

•	a record of any violation of the Code and any action taken as a result of the violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

•	a record of all Code acknowledgments for each person who is currently, or within the past five (5) years was, an Employee of the Company;

•	a copy of each report required to be submitted under this Code for a period of five (5) years;

•

a record of the names of persons who are currently, or within the past five (5) years were, Access Persons of the Company, including a record of the holdings and transactions reports made by these Access Persons, and records of all Access Persons’ personal securities reports (and duplicate brokerage confirmations or account statements in lieu of these reports) for a period of five (5) years;

•

a record of any decision, and the reasons supporting such decision, to approve any Access Person’s purchase of securities in an initial public offering[6] or private placement or limited offering[7], for at least five (5) years after approval; and

[6]

An “initial public offering” is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

[7]

“Private Placements and Limited Offerings” is an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

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•

a copy of each report provided to any investment company as required by Rule 17j-1(c)(2)(ii) under the 1940 Act or any successor provision for a period of five (5) years following the end of the fiscal year in which such report is made.

Please see the Company’s Compliance Manual for more information on the Company’s recordkeeping requirements.

7.	Key Terms and Definitions

The application of a particular Code requirement to you may hinge on the elements of the definition of these terms. In order to have a basic understanding of the Code, you must have an understanding of the terms “Covered Security”, “Beneficial Ownership” and “Investment Control” as used in this Code.

i.	Access Person

“Access Person” means any employee, partner, director, or officer of the Company, as well as other persons under the supervision and control of the Company, including interns, temporary or contract workers who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of securities by an advisory client of the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales. The Company treats all Employees as Access Persons for the purpose of this Code.

ii.	Covered Security

“Covered Security” means a security, as defined in Section 202(a)(18) of the Advisers Act [15 U.S.C. 80b-2(a)(18)], Rule 204A-1 thereunder, Section 2(a)(36) of the 1940 Act [15 U.S.C. 80a-2(a)(36)] and Rule 17j-1 thereunder, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;

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•	Shares issued by money market funds;

•	Shares issued by open-end investment management companies registered under the 1940 Act (e.g., mutual funds), none of which are managed or advised by the Company.

Shares of exchange traded funds (“ETFs”) and closed-end funds are deemed to be Covered Securities for the purposes of certain provisions of this Code.

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

iii.	Beneficial Ownership

This Code governs any Covered Security in which an Access Person has any direct or indirect “Beneficial Ownership.” Beneficial Ownership for purposes of this Code means a direct or indirect “pecuniary interest” that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Covered Security. The term “pecuniary interest” in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a Covered Security, whether or not the Covered Security or the relevant account is in your name and regardless of the type of account (i.e., brokerage account, direct account, or retirement plan account).

iv.	Investment Control

This Code governs any Covered Security in which an Access Person has direct or indirect “Investment Control.” The term Investment Control encompasses any influence (i.e., power to manage, trade, or give instructions concerning the investment disposition of assets in the account or to approve or disapprove transactions in the account), whether sole or shared, direct or indirect, you exercise over the account or Covered Security.

v.	Non-Covered Securities

“Non-Covered Securities” means investments in (i) direct obligations of the Government of the United States, including direct obligations of states and municipals within the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment management companies registered under the 1940 Act (e.g., mutual funds), none of which are managed or advised by the Company; (v) Covered Securities that are non- volitional on the part of the Access Person (i.e., stock splits, dividends, mergers, recapitalizations, tender offers, corporate actions or similar transactions); (vi) Covered Securities that are part of an Automatic

Exhibit p.22

Investment Plan8; (vii) Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; (viii) Covered Securities effected in a non- discretionary managed account in which such account is managed by a third party investment manager (i.e., financial planner or wealth manager or trustee) that is an independent unaffiliated professional, and the Access Person has no direct or indirect influence or power to control or influence investment decisions in the account, including: (a) suggesting purchases or sales of investments to the trustee or third-party discretionary manager, (b) directing purchases or sales of investments, or (b) consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account (i.e., no Investment Control); and (ix) any instrument that is not a “security” as defined in Section 2(a)(36) of the 1940 Act [15 U.S.C. 80a-2(a)(36)], Rule 17j-1 thereunder [17 CFR § 270.17j-1], Section 202(a)(18) of the Advisers Act [15 U.S.C. 80b-2(a)(18)] and Rule 204A-1 thereunder.

B.	Standards of Conduct

1.	Company Conduct

The following general principles guide the Company’s corporate conduct:

•	The Company will act in accordance with applicable laws and regulations, including all federal securities laws;

•	The Company will provide products and services intended to help Clients achieve their financial goals;

•	The Company will conduct business fairly, in open competition; and

•

The Company will provide employment opportunities without regard to race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship, disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law.

2.	Employee Conduct

The following general principles should guide the individual conduct of each Employee:

•	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws;

•	Employees will adhere to the highest standards of ethical conduct;

•	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company;

•	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO (except as otherwise permitted or required by applicable law);

•	Employees will not abuse or misappropriate the Company’s or any Client’s assets or use them for personal gain;

[8]

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

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•	Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company, and/or any Client;

•

Employees will deal fairly with Clients and other Employees and will not abuse their position of trust and responsibility with Clients or otherwise take inappropriate advantage of his or her position with the Company;

•	Employees will comply with the Code.

C.	Prohibition against Insider Trading

1.	Company Policy

Investment advisers and their employees often have access to material information about a public company that has not been publicly disseminated. State and federal securities laws generally make it unlawful for any person to trade in securities of a publicly traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non- public information to others (a practice known as “tipping”). The persons covered by these restrictions are not only “insiders” of publicly traded issuers, but also any other person who, under certain circumstances, learns of material, non-public information about an issuer, such as attorneys, investment banking analysts, and investment managers.

Violations of these restrictions may have severe consequences for both the Company and its Employees. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Employees. Broker-dealers and investment advisers may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

In light of these rules, the Company has adopted the general policy, applicable to all Employees that an Employee may not trade in any Client or personal account in the securities of any publicly-traded issuer about which the Employee possesses material, non-public information, nor “tip” others about such information.

The laws of insider trading are continuously changing. Employees may legitimately be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Employees should notify the CCO immediately if they have any questions as to the propriety of any actions or about the policies and procedures contained herein.

2.	Explanation of Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If any Employee has any questions, they should consult with the CCO.

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i.	What is Material Information?

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

•	business combinations (such as mergers or joint ventures),

•	changes in financial results,

•	changes in dividend policy,

•	changes in earnings estimates,

•	significant litigation exposure,

•	new product or service announcements,

•	private securities offerings,

•	plans for recapitalization,

•	repurchase of shares or other reorganization plans,

•	antitrust charges,

•	labor disputes,

•	pending large commercial or government contracts,

•	significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and

•	extraordinary business or management developments (such as key personnel changes).

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If an Employee is in receipt of non-public information that they believe is not material, they should confirm such determination with the CCO. If an Employee receives or believes that he or she may have received material non-public information with respect to a company, the Employee must contact the CCO immediately, and must not:

•	purchase or sell that security in question, including any derivatives of that security;

•	recommend the purchase or sale of that security, including any derivatives of that security; or

•	relate the information to anyone other than the CCO.

ii.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non- public. If an Employee is uncertain whether or not information is non-public, they should contact the CCO immediately.

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iii.	Penalties for Insider Trading

Employees may face severe penalties if they trade securities while in possession of material, non-public information, or if they improperly communicate non-public information to others. The consequences of illegal insider trading may include:

•	The Company may terminate their employment;

•	They may be subject to criminal sanctions which may include a fine of up to $5,000,000 per offense and/or up to twenty years imprisonment;

•	The SEC can recover Employees’ profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades;

•	The SEC may issue an order permanently barring Employees from the securities industry;

•	Employees may be sued by investors seeking to recover damages for insider trading violations.

•	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an Employee; and

•	Restrictions on the Company’s ability to conduct certain of its business activities.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

3.	Compliance Procedures

The following procedures have been established to aid Employees in addressing situations where they have access to material non-public information relating to any company. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

i.	Identifying Material Non-public Information

Before executing any trade for themselves or others, including Client accounts, Employees must determine whether they have access to material, non-public information. If an Employee believe that the information is material and non- public, or if they have questions as to whether the information is material and non-public, they should take the following steps:

•	Report the matter immediately to the CCO;

•	Do not purchase or sell the securities on behalf of themselves or others, including any Client account;

•

Do not communicate the information within or outside of the Company other than to the CCO and other persons who “need to know” such information in order to perform their job responsibilities at the Company.

Upon the determination by the CCO that the information received is material and non-public, Employees should complete a Restricted List Addition Form via the Compliance Portal or by completing the form attached to this Code as Exhibit G and return it to the CCO. The CCO or appointed designee will promptly add the name to the Company Restricted List (defined below).

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ii.	Restricted List

Receipt by the Company or an Employee of material non-public information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO or duly appointed designee will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or Employee personal accounts in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Employees as it is updated. No Employee may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities. No conclusion should be drawn from the addition of an issuer to the Restricted List.

At times, an Employee may have possession of material non-public information on a specific company as a result of his or her being behind a firewall. In such cases, the CCO or appointed designee will create a specialized Restricted List for the Access Person behind the wall in order to prevent trading in the company’s securities until such time as the CCO has deemed the information in the Employee’s possession to be in the public domain or no longer material.

If a security is added to either the Company’s firm-wide Restricted List or an individual or group Employee Restricted List, Employees will be restricted from purchasing or selling all securities related to that issuer until such time as the security is removed from the applicable Restricted List. The Compliance Portal has the information necessary to deny pre-clearance if these situations apply.

The CCO will be responsible for determining whether to remove a particular company from the Restricted List. The Employee requesting the removal of an issuer from the Restricted List shall complete a Restricted List Deletion Form via the Compliance Portal or by completing the form attached to this Code as Exhibit H and return it to the CCO.

The Restricted List is confidential, proprietary information which must not be distributed outside of the Company.

iii.	Confidentiality of Material Non-Public Information

a.	Communications

Information in Employees’ possession that they identify as material and non-public may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.

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D.	Personal Securities Transactions

1.	General

The Company has adopted the following general principles governing personal investment activities by Access Persons:

•

the interests of Client accounts will be placed in front of any Access Person’s personal transaction. Appropriate investment opportunities must be made for the Company’s Clients before the Company or any Access Person may act on them;

•

all personal securities transactions will be conducted in such a manner as to avoid any actual, potential or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility; and

•

all Access Persons will report through the Compliance Portal any account that holds or can hold a Covered Security in which the Access Person has Beneficial Ownership and Investment Control, as described in Section A.7.iii. and Section A.7.iv. of this Code. All Access Person Covered Security holdings and transactions are reported and monitored through the Compliance Portal. The Compliance Portal runs all Access Person Covered Security transactions in these accounts against the Company’s Restricted List daily and provides exception reports for any violations to the CCO or appointed designee promptly. The CCO or appointed designee reviews these reports daily.

2.	Pre-Clearance Procedures

Each Access Person must obtain approval from the CCO or appointed designee prior to executing a volitional9 transaction in any Covered Security. All volitional transactions in Covered Securities (i.e., transactions in which the Access Person has determined the timing as to when the purchase or sale transaction will occur and amount of shares to be purchased or sold) in which the Access Person has Investment Control and in which he or she has or would acquire any direct or indirect Beneficial Ownership must be pre-cleared by the CCO or appointed designee by submitting a Personal Trade Pre- Clearance Request Form via the Compliance Portal or by submitting the form attached to this Code as Exhibit I.

Any transaction approved pursuant to the pre-clearance request procedures must be executed by the end of the trading day on which it is approved unless the CCO or appointed designee extends the pre- clearance for an additional trading day. If the Access Person’s trade has not been executed by the end of the same trading day (or the next trading day in the case of an extension), the pre-clearance will lapse and the Access Person may not trade without again seeking and obtaining pre-clearance of the intended trade.

Post-approval of personal Covered Security transactions is not permitted. No Access Person can pre-approve their own personal securities transactions.

If after pre-clearance is given and before it has lapsed, an Access Person becomes aware that a Covered Security as to which he or she obtained pre-clearance has become the subject of a buy or sell order or is being considered for purchase or sale for a Client account, the Access Person who obtained the pre- clearance must consider the pre-clearance revoked and must notify the CCO or appointed designee immediately. If the transaction has already been executed before the Access Person becomes aware of such facts, no violation will be considered to have occurred as a result of the Access Person’s transaction.

[9]

“Volitional” transactions are any transactions in which the Access Person has determined the timing as to when the purchase or sale transaction will occur and amount of shares to be purchased or sold. Volitional transactions are subject to the pre- clearance and reporting requirements under the Code.

Exhibit p.22

If an Access Person has actual knowledge that a requested transaction is nevertheless in violation of this Code or any provision thereof, approval of the request will not protect the Access Person’s transaction from being considered in violation of the Code. The CCO or appointed designee may deny or revoke pre- clearance for any reason that is deemed to be consistent with the spirit of the Code.

In authorizing any transaction in a Covered Security, the CCO or appointed designee may consider the extent to which the Access Person has access to pending investment decisions, the number of Covered Security transactions already approved for such Access Person within the past six (6) months, whether the Access Person has made unreasonable use of the Company’s resources during business hours in arriving at a personal investment decision, and any other factors that are, in the opinion of the CCO or appointed designee, pertinent to the matter. In the rare case where approval is given for a transaction involving an initial public offering or a limited offering, additional written disclosure will be required and will be maintained by the CCO. No approval will be given which would result in an Access Person’s holdings exceeding one-half of one percent (1/2 of 1%) of a Covered Security.

3.	Good Until Canceled and Limit Orders

No Access Person shall place a “good until canceled,” “limit” or equivalent order with his or her broker except that an Access Person may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the pre-clearance procedures. All orders must expire at the end of the trading day on which they are pre-cleared unless otherwise extended by the CCO or appointed designee.

4.	Derivatives

No Access Person shall use derivatives, including but not limited, to options, futures, swaps or warrants on a Covered Security to evade the restrictions of the Code. In other words, no Access Person may use derivative transactions with respect to a Covered Security if the Code would prohibit the Access Person from taking the same position directly in the underlying Covered Security.

5.	Short Sales

No Access Person may purchase a put option, sell a call option, sell a Covered Security short or otherwise take a short position in a Covered Security then being held long in a Company’s Client account, unless, in the cases of the purchase of a put or sale of a call option, the option is on a broad based index.

6.	Competing with Client Trades

An Access Person may not, directly or indirectly, purchase or sell a Covered Security when the Access Person knows, or reasonably should have known, that such Covered Securities transaction competes in the market with any actual or considered Covered Securities transaction for any Client of Company, or otherwise acts to harm any Company Client’s Covered Securities transactions.

Generally, pre-clearance will be denied if:

•	a Covered Security or a closely related Covered Security is the subject of a pending “buy” or “sell” order for a Company Client until that buy or sell order is executed or withdrawn.

•	the Covered Security is being considered for purchase or sale for a Company Client, until that security is no longer under consideration for purchase or sale.

Exhibit p.22

The CCO or appointed designee has the information necessary to deny pre-clearance if any of these situations apply via the Compliance Portal. Therefore, if you receive an approval in Compliance Portal, you may assume the Covered Security is not being considered for purchase or sale for a Client account unless you have actual knowledge to the contrary, in which case the pre-clearance you received is null and void.

7.	Fifteen-Day Blackout Rule

No Access Person shall, directly or indirectly, purchase or sell any Covered Security, if he or she knows or should know at the time of entering into the transaction that: (i) a Client has purchased or sold the Covered Security within the last fifteen (15) calendar days (trade date being day zero), or is purchasing or selling or intends to purchase or sell the Covered Security in the next fifteen (15) calendar days; or (ii) the Company has within the last fifteen (15) calendar days considered purchasing or selling the Covered Security for a Client or within the next fifteen (15) calendar days intends to consider purchasing or selling the Covered Security for a Client.

8.	Recommendations

No Access Person shall recommend any transaction in any Covered Securities by a Client without having disclosed to the CCO his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

9.	Restricted List

No Access Person personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All Access Person securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

10.	Participation in IPOs and Secondary Offerings

No Access Person may acquire any security in an initial public offering (“IPO”)10 or secondary public offering (“SPO”) without the prior approval of the CCO or appointed designee by submitting a Personal Trade Pre-Clearance Request Form via the Compliance Portal or by submitting the form attached to this Code as Exhibit I. Generally, no approval will be given for any Access Person to purchase securities of a publicly owned corporation that is making an initial public offering, except in connection with the exercise of rights issued in respect of securities such Access Person owns or unless such opportunities are connected with an Access Peron’s prior employment compensation (i.e., options, grants, etc.) or an Access Person spouse’s employment compensation. The reason for this rule is that it precludes the appearance that an Access Person has used the Company’s Clients’ market stature as a means of obtaining for himself or herself “hot” issues that would otherwise not be offered to him or her. Any realization of short-term profits may create at least the appearance that an investment opportunity that should have been available to Clients was diverted to the personal benefit of an Access Person.

[10]

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Exhibit p.22

11.	Private Placements and Limited Offerings

Private placements and limited offerings of any kind may only be acquired with pre-approval of the CCO or appointed designee, and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement or limited offering must be submitted in advance of the proposed date of investment by completing an Outside Activities Questionnaire or Personal Trade Pre- Clearance Request Form via the Compliance Portal or by completing the form attached to this Code as Exhibit F or Exhibit I.

Private placements and limited offerings are any offerings that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder. This includes, but not limited to, directly or indirectly acquiring beneficial ownership in partnership investments, limited liability companies, hedge funds, private equity funds, private investment in public equity (“PIPEs”), real estate partnerships, oil and gas partnerships, venture capital investments and other pooled investment vehicles or commingled funds.

12.	Reportable Personal Accounts

All Access Persons must provide, to the CCO or appointed designee, a written or electronic disclosure in the Personal Account Disclosure Form attached to this Code as Exhibit J or via the Compliance Portal certifying all Reportable Personal Accounts within ten (10) days after first becoming an Access Person and within thirty (30) days after the end of any calendar quarter in which any Reportable Personal Accounts, including new Reportable Personal Accounts opened during the quarter. For the purposes of this Code, “Reportable Personal Accounts” include any brokerage or other accounts that hold or can hold Covered Securities in which the Access Person has, or acquires, any direct or indirect Beneficial Ownership or Investment Control.

13.	Reporting Requirements of Access Persons

i.	Holdings Reports

All Access Persons must submit and certify each Covered Security in which the Access Person has, or acquires, any direct or indirect Beneficial Ownership or Investment Control by completing the Employee Securities Holding Report via the Compliance Portal or by completing the form attached to this Code as Exhibit K within ten (10) days after first becoming an Access Person (the “Initial Holdings Report”). The information contained in the Employee Securities Holding Report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person.

Additionally, all Access Persons must submit and certify annually each Covered Security in which the Access Person has, or acquires, any direct or indirect Beneficial Ownership and/or Investment Control by completing the Employee Securities Holding Report via the Compliance Portal or by completing the form attached to this Code as Exhibit K by January 30th of each year (the “Annual Holdings Report”), provided, however, that an Access Person need not provide information within the annual Employee Securities Holding Report if such information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company. The information contained in the annual Employee Securities Holding Report must be current as of a date no more than forty-five (45) days prior to the date the Employee Securities Holding Report is submitted.

Exhibit p.22

A report must be submitted even if no purchases or sales of Covered Securities were made during the period covered by the report. The Initial Holdings Report and Annual Holdings Report must include all of the following information in the Employee Securities Holding Report: (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership and/or Investment Control; (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (iii) the date that the report is submitted by the Access Person. As stated above in Section D.12. “Reportable Personal Accounts” of this Code, all Access Persons must provide, to the CCO or appointed designee a written or electronic disclosure in the Personal Account Disclosure Form attached to this Code as Exhibit J or via the Compliance Portal certifying all Reportable Personal Accounts within ten (10) days after first becoming an Access Person and within thirty (30) days after the end of any calendar quarter in which any Reportable Personal Accounts, including new Reportable Personal Accounts opened during the quarter.

ii.	Quarterly Transactions Reports

All Access Persons must file a written or electronic Quarterly Transactions Report via the Compliance Portal or in the form attached to this Code as Exhibit L within thirty (30) days after the end of each calendar quarter that identifies all volitional transactions in Covered Securities made during the quarter, in which such Access Person has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership of a Covered Security and/or has any direct or indirect Investment Control. Non- volitional transactions in Covered Securities that are part of an Automatic Investment Plan are not required to be reported in the Quarterly Transactions Report; however, such non-volitional transactions in Covered Securities that are part of an Automatic Investment Plan are required to be reported in an Annual Holdings Report, as described in Section D.13.i. of this Code.

A Quarterly Transactions Report must be submitted even if no purchases or sales of Covered Securities were made during the period covered by the report. Quarterly Transactions Reports must include all Covered Security transaction information and brokerage account information, including the dates, the nature of the transaction, and the date the report is being submitted. If a new personal account was opened the Quarterly Transactions Report must specify to that affect and also include identifying information about the account, the date the account was opened, and the date the report is being submitted. As stated above in Section D.12. “Reportable Personal Accounts” of this Code, all Access Persons must provide, to the CCO or appointed designee upon establishing any new Reportable Personal Account, a written or electronic disclosure in the Personal Account Disclosure Form attached to this Code as Exhibit J or via the Compliance Portal.

14.	Exceptions from Reporting Requirements of Access Persons

An Access Person will be exempted from the “Pre-Clearance Procedures” under Section D.2. and “Reporting Requirements of Access Persons” under Section D.13. of this Code with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no Investment Control (i.e., direct or indirect influence or power to control or influence investment decisions in the account) (“Personal Managed Account”). A Personal Managed Account is an account that meets the following criteria: (i) the account is managed by a third party investment manager (i.e., financial planner or wealth manager or trustee) that is an independent unaffiliated professional; and (ii) the Access Person

Exhibit p.22

has no direct or indirect influence or power to control or influence investment decisions in the account, including: (a) suggesting purchases or sales of investments to the trustee or third-party discretionary manager; (b) directing purchases or sales of investments; or (b) consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account (i.e., no Investment Control). However, all Access Persons must provide, to the CCO or appointed designee, a written or electronic disclosure in the Personal Managed Account Disclosure Form attached to this Code as Exhibit M or via the Compliance Portal certifying all Personal Managed Accounts within ten (10) days after first becoming an Access Person and within thirty (30) days after the end of any calendar quarter in which any new Personal Managed Accounts were opened during the quarter period. Furthermore, the representations contained in Exhibit M must be completed annually by all Access Person who have reported having such Personal Managed Accounts, by completing the Personal Managed Account Disclosure Form in form of an assignment via the Compliance Portal or by submitting the form to the CCO or appointed designee. In addition, the Access Person will be required to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Access Person’s Personal Managed Accounts at the request of the CCO or appointed designee.

An Access Person will be exempted from the “Pre-Clearance Procedures” under Section D.2. and “Quarterly Transaction Report” under Section D.13.ii. of this Code with respect to securities that are purchased as part of automated payroll deductions/contributions to an Access Person’s 401(k), other automated contributions to a mutual fund after tax savings plan (i.e., Automatic Investment Plan or AIP), and automatic dividend reinvestment transactions. However, as stated herein above in Section D.12. – “Reportable Personal Accounts” of this Code, all Access Persons must provide, to the CCO or appointed designee, a written or electronic disclosure in the Personal Account Disclosure Form attached to this Code as Exhibit J or via the Compliance Portal certifying all Reportable Personal Accounts within ten (10) days after first becoming an Access Person and within thirty (30) days after the end of any calendar quarter in which any Reportable Personal Accounts, including new Reportable Personal Accounts opened during the quarter.

15.	Review

The CCO shall be responsible for (i) notifying Access Persons of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Access Person under this Code. The CCO may assign the review of Access Person reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures.

All Access Person personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Code, including patterns of front-running or other inappropriate behavior.

The Chief Operating Officer or duly appointed designee will ensure that the CCO’s own trades and transaction reports are reviewed and pre-cleared timely.

Exhibit p.22

E.	Political Contributions

1.	Company Contributions

Company funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company’s arms- length business relationship with the government agency or official involved.

2.	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions.

Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Civil and criminal penalties for violating the FCPA can be severe. The Company and its Employees must comply with the spirit and the letter of the FCPA at all times.

To ensure compliance with the FCPA, Employees are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person(s) for any business or Company-related reasons. For purposes of this Code, a “Covered Person” is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.

Employees must obtain written pre-clearance from the CCO or appointed designee prior to giving anything of value that might be subject to the FCPA by submitting a Foreign Person Gift and Entertainment Pre-Clearance Form via the Compliance Portal or by completing the form attached to this Code as Exhibit N.

3.	Pay-to-Play

i.	Background

SEC Rule 206(4)-5 prohibits “pay-to-play” practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Company, whether in a separate account or a pooled investment vehicle. Rule 206(4)-5 prohibits:

Exhibit p.22

•

An adviser’s receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials of a government entity[11] (“covered official”);

•

Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third-party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations; and

•

An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule.

The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two-year time out is not triggered by a contribution made by a natural person more than six (6) months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits investors. As a result, the full two-year look back applies only to covered associates who solicit for the Company.

a.	Definitions

The term “contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate. Volunteer services provided to a campaign by Employees on their own personal time are not treated as contributions.

The term “covered associate” includes any of the following: (i) the Company’s general partners, managing members, executive officers or other individuals with a similar status or function; (ii) any Employee who solicits government entities for the Company and any person who supervises, directly or indirectly, such Employee; and (iii) any political action committee controlled by the Company or its covered associates.

[11]

Note: A government entity is defined as any state and local governments and political subdivisions thereof, including their agencies and instrumentalities, pools of assets sponsored or established by the foregoing (such as public pension funds and participant-directed investment programs for the benefit of the public (e.g., 529 college tuition savings programs) or government Employees (e.g., 403(b) and 457 retirement plans)).

Exhibit p.22

The term “government entity” means any state or political subdivision of a state (i.e., local government), including: (i) any agency or authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” or state general fund, (iii) a plan or program of a government entity, and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. This includes any state and local governments and political subdivisions thereof, including their agencies and instrumentalities and pools of assets sponsored or established by the foregoing (such as public pension funds and participant-directed investment programs for the benefit of the public (e.g., 529 college tuition savings programs) or government employees (e.g., 403(b) and 457 retirement plans)).

The term “covered official” means any person (including such person’s election committee) who was, at the time of the contribution, an incumbent, candidate, or successful candidate for elective office of a government entity, if the office: (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. In some circumstances, a contribution to a local political party or a political action committee may be deemed to be a contribution to an individual covered official or officials. Note, this definition applies to any incumbent covered official who is a candidate for an elective office of the federal government, and vice versa.

ii.	Compliance Procedures

The following procedures will apply to political contributions by the Company and its Employees:

•

all contemplated contributions to a covered official (including federal, state, local political candidates or PACs) by any Employee will require pre-clearance from the CCO or appointed designee by submitting a Pay-To-Play Acknowledgement and Pre-Clearance Form via the Compliance Portal or by submitting the form attached to this Code as Exhibit O;

•	coordination of, or solicitation by, the Company of political contributions to a covered official, or payment to a political party of a state or locality, will not be permitted;

•

newly hired or promoted Employees who will be considered covered associates will be required to disclose any political contributions made in the past two (2) years to determine if the look back provisions will apply by completing and submitting a New Employee Political Contribution Declaration Form via the Compliance Portal or by submitting the form attached hereto as Exhibit P; and

•

any new relationships with third-party solicitors will require pre-approval from the CCO or appointed designee. (Please see the Company’s Manual regarding additional policies relating to engagement of third-party solicitors)

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of the Company’s policy.

Exhibit p.22

iii.	De Minimis Exemption

Although all contributions by Employees must be pre-approved, contributions to any state or local candidate or covered official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

•	the Employee is entitled to vote for the candidate or covered official and the contribution does not exceed $350 per election; or

•	the Employee is not entitled to vote for the candidate or covered official and the contribution does not exceed $150 per election.

iv.	Recordkeeping

Rule 206(4)-5 also requires the Company to keep records of contributions made by the Company and its covered associates to government officials and candidates, payments to state or political parties and PACs, a list of its covered associates and government entities that invest or have invested in the past five (5) years with the Company or a pooled investment vehicle managed by the Company. The Company must also maintain records of the names and addresses of each regulated third-party adviser or broker-dealer to whom the Company provides payment for the solicitation of a government entity.

•	The CCO is responsible for ensuring that the Companies and their employees comply with Rule 206(4)-5 as well as with the record keeping requirements under Rule 204-2(a)(18)(ii) of the Advisers Act.

F.	Conflicts of Interest

1.	General

Under Section 206 of the Advisers Act, the duty of the Company to refrain from fraudulent conduct includes an obligation to disclose material facts whenever the failure to do so would defraud any client and prospective client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a client or prospective client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose all material facts regarding the potential conflict of interest so that clients and prospective clients can make informed decisions whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect himself against the specific conflict of interest involved.

2.	Investment Conflicts

Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO. Employees shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

3.	Outside Activities of Employees

i.	Policy

All outside activities conducted by an Employee which either (i) involve serving as a director, manager, member, trustee, general or managing partner or officer of, or as a consultant to, any outside business corporation, partnership or organization including family owned businesses, and charitable, non-profit,

Exhibit p.22

and political organizations; (ii) involve a substantial time commitment; or (iii) involve employment, teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances must be approved beforehand by the CCO. The CCO may require full details concerning the proposed outside activity including the number of hours involved and the compensation to be received. Outside activities will be approved only if conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made in applicable disclosure documents, including Part 2 of the Company’s Form ADV. Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities, without the prior approval of the CCO. If an Employee is permitted to serve on the board of a publicly traded entity, he or she will be isolated from those persons who make investment decisions with respect to the securities of that entity, through a “fire wall” or other such procedures as determined by the CCO. The Company reserves the right to modify or withdraw approval at any time at its sole discretion if it determines that a previously approved relationship may result in an actual conflict of interest, or the appearance of an actual or potential conflict of interest in the future.

Once an outside activity has been approved by the CCO, an Employee may engage in such activity and nothing contained herein should be deemed to restrict or otherwise impair such Employee’s ability to perform services related to such outside activity; provided, however, the Employee remains subject to the policies and procedures set forth herein to the extent that any of Employee’s approved outside activities (or any duties or services associated herewith) relate to the Company and/or its Clients and to the extent that any actual or potential conflicts of interest arise from such activity.

4.	Gifts and Entertainment

i.	Policy

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Generally, Employees may not accept, or give, any investment opportunity, gift, entertainment event, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with the Company directly or on behalf of an advisory Client. Nominal gifts or entertainment events should not be accepted or given if, to a reasonable observer, it might appear that the gift or entertainment event would influence the recipient’s business decisions. Employees may, however, generally accept gifts or entertainment events from a single giver so long as their aggregate annual value is “nominal” within normal social and business standards. For the purposes this Code, gifts and entertainment will be deemed to be of nominal value if it does not exceed $250.00 per gift or entertainment from any person or entity doing business or seeking to do business with the Company directly or on behalf of an advisory Client. Employees are strictly prohibited from soliciting gifts, entertainment events, gratuities or business courtesies for the benefit of any family member or friend.

Exhibit p.22

Notwithstanding the foregoing, Employees must obtain the approval of the CCO or appointed designee before giving or accepting any gift or entertainment event if it exceeds $250.00.

Whenever reasonably possible, Employee must inform the CCO or appointed designee prior to the entertainment event taking place, and in any event within two (2) business days after the entertainment event. Employees must report and provide details of any gift, gratuity or other thing of more than nominal value to the CCO or appointed designee. Entertainment may include events such as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. Entertainment also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses.

Notwithstanding the foregoing, Employees may not give or receive a gift or provide entertainment that is inappropriate under the circumstances or is otherwise inconsistent with applicable law or regulations. All questions relating to this policy should be directed to the CCO.